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                                                                    EXHIBIT 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
R. G. Barry Corporation:


We consent to incorporation by reference in Registration Statement Nos. 33-23567, 33-23568, 33-67594, 33-67596, 33-81820, 33-83252, 333-06875,
333-28671, 333-81105, 333-90544 and 333-99891 on Forms S-8 and S-3 of R. G.
Barry Corporation of our reports dated February 28, 2003, relating to the consolidated balance sheets of R. G. Barry Corporation and subsidiaries as of December 28, 2002 and December 29, 2001, and the related consolidated statements of operations, shareholders' equity and comprehensive income and cash flows and related financial statement schedule for each of the fiscal years in the three-year period ended December 28, 2002, which reports appear in the 2002 annual report on Form 10-K of R. G. Barry Corporation.


/s/ KMPG LLP

Columbus, Ohio
March 26, 2003